EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated February 16, 2021, with respect to the financial statements included in the Annual Report of Celcuity Inc. on Form 10-K for the year ended December 31, 2020. We hereby consent to the incorporation by reference in the Registration Statements of Celcuity Inc. on Form S-8 (File No. 333-221117 and 333-238787) and on Form S-3 (File No. 333-227466).

/s/Boulay PLLP

Minneapolis, Minnesota

February 16, 2021